Exhibit 99.1

[Trex Logo Appears Here]

FOR IMMEDIATE RELEASE	Contact:	Robert G. Matheny
President
540-542-6300
John Heilshorn/Harriet Fried
Lippert/Heilshorn & Associates
212-838-3777

Trex Company Updates Full Year Financial Guidance and

Announces Preliminary Third Quarter 2003 Results

WINCHESTER, Va.– September 29, 2003 — Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking and railing, today updated its financial guidance for 2003. For the full year, the Company expects revenue to range between $185 million to $190 million, compared to its previous guidance of approximately $200 million and 2002’s revenue of $167.1 million. It expects net income for 2003 to range between $1.40 to $1.43 per share, compared to the previous estimate of $1.63 to $1.66 per share and actual net income of $1.16 per share in 2002.

The Company attributed the updated guidance primarily to continued poor weather conditions throughout many parts of the country, including, most recently, Hurricane Isabel. In addition, net income has been adversely affected by the cost of plastic raw materials. Although these third-quarter costs have declined compared to the second quarter of 2003, thus far in the second half of 2003, poly costs have been higher than previously anticipated.

Based on a preliminary review, the Company expects revenue for the third quarter of 2003 to be between $39 million and $40 million, compared to last year’s third quarter revenue of $49.5 million. The Company expects net income for the third quarter to be a minimum of $0.33 per share, compared to $0.43 per share for last year’s third quarter.

Trex Company President Robert Matheny commented, “Although we have lowered our projections for the full year, we believe the primary causes of this temporary slowdown are behind us. Our dealers and distributors are reporting increases in sales volume and we are maintaining a sufficient factory finished goods inventory level to meet a potentially strong sales level in the fourth quarter as well as to support a strong “early buy” program in the first quarter of 2004. Our marketing efforts remain focused on establishing the Trex brand as the standard in the $2.0 billion decking market.”

Trex will release its third-quarter results after the market closes on Monday, October 27 and will hold a conference call to discuss those results on Tuesday, October 28 at 11:00 a.m. ET. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com.

About Trex Company

Trex Company is the nation’s largest manufacturer of non-wood decking, which is marketed under the brand name Trex®. Trex Wood-Polymer® lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States.

For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.

Trex® and Trex Wood-Polymer® are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of revenues and earnings, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products, the sensitivity of the Company’s business to general economic conditions, and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2003 discusses some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.